Exhibit 10.2

May 20, 2009

Fossil, Inc.

Attn: Tom Kartsotis

2280 N. Greenville Avenue
Richardson, TX 75082

Re:	Acceptance to Serve as an Advisory Director and Election to Decline Participation in the Fossil, Inc. 2008 Long-Term Incentive Plan

Dear Randy:

This letter is to serve as my acceptance of the position as “Advisory Director” to Fossil, Inc. (the “Company”) for a term of one (1) year, to expire on May 19, 2010.

I understand that by serving as an Advisory Director, I will remain an “outside director” for purposes of the Fossil, Inc. 2008 Long-Term Incentive Plan (the “2008 Plan”) and a “nonemployee director” for purposes of the Fossil, Inc. 1999 Stock Option Plan (the “1999 Plan”), and that I have not suffered a termination of service for purposes of the 2008 Plan and 1999 Plan.  In addition, I understand that all of the outstanding stock options granted to me, as of the date hereof, will continue to remain in effect as the option agreements are written.

Lastly, this letter serves as my election to decline participation in the 2008 Plan.  I understand and agree that by declining to participate in the 2008 Plan I shall not be entitled to any further annual automatic director grants made pursuant to the 2008 Plan that would otherwise be available to me as an outside director of the Company.

Sincerely,

/a/ Alan J. Gold
Alan J. Gold

Accepted:

/s/ Tom Kartsotis
By:	Tom Kartsotis
Title:	Chairman